CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Form S-8 Registration Statement (the "Registration Statement") of Flora Growth Corp. (the "Company") being filed with the United States Securities and Exchange Commission, of our report dated March 31, 2023, relating to the consolidated statements of financial position of the Company as of December 31, 2022 and 2021, and the related consolidated statements of loss and comprehensive loss, shareholders' equity (deficiency), and cash flows for the years ended December 31, 2022 and 2021, and the related notes.

We also consent to the reference to our firm under the wording "Experts" in such Registration Statement.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

November 15, 2023